ASIA SPECIAL SITUATION ACQUISITION CORP.
(Purchaser)

AND

WHITE ENERGY COMPANY LIMITED
ACN 071 527 083
(White Energy)

DEED OF TERMINATION AND RELEASE

THIS DEED is made the 11th day of November, 2009

BETWEEN

ASIA SPECIAL SITUATION ACQUISITION CORP., a Cayman Islands exempted company, having its registered office at PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (**ASSAC**);

and

WHITE ENERGY COMPANY LIMITED (ACN 071 527 083), an Australian corporation, having an office at Level 11, 213 Miller Street, North Sydney, New South Wales (**White Energy**).

RECITALS

A. The Parties are parties to the Merger Implementation Agreement.

B. The Parties agree to terminate the Merger Implementation Agreement and fully, finally, absolutely and forever release each other from all Claims and obligations in respect thereof on the terms of this Deed.

NOW THIS DEED WITNESSES as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Deed:

Claims means any claims, allegations, actions, disputes, demands, complaints, proceedings, Liabilities or Costs.

Corporations Act means the Corporations Act 2001 (Cth).

Costs means any fees, costs, expenses or losses (direct, consequential or economic).

Effective Date has the meaning given to that term in either clause 2(a) or 2(b).

Execution Date means the date of this Deed.

Government Agency means any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

Liabilities means any debts or liabilities of any kind, including those which are prospective or contingent and those the amount of which is not ascertained.

Merger Implementation Agreement means the merger implementation agreement between the Parties and dated 17 August 2009 (as amended by deeds of variation dated 28 August 2009 and 9 October 2009).

Party or Parties means ASSAC and White Energy, individually or jointly, as applicable.

Related Body Corporate has the meaning given to that term in section 50 of the Corporations Act.

Stamp Duty means any amount assessed, levied, imposed or collected pursuant to the Stamp Act 1921 (WA) and includes any fine, penalty, interest charge, fee or other amount imposed on or in respect of any of the above.

1.2 Interpretation

In this Deed, headings and bold type are for convenience only and do not affect the interpretation of this Deed and unless the context otherwise requires:

(a) words importing the singular include the plural and vice versa;

(b) words importing a gender include any gender;

(c) other parts of speech and grammatical forms of a word or phrase defined in this Deed have a corresponding meaning;

(d) an expression importing a natural person includes any company, trust, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e) a reference to any thing (including, but not limited to, any right) includes a part of that thing but nothing in this clause 1.2(e) implies that performance of part of an obligation constitutes performance of the obligation;

(f) a reference to a clause, party, annexure, exhibit, part or schedule is a reference to a part or clause of, and a party, annexure, exhibit and schedule to, this Deed and a reference to this Deed includes any annexure, exhibit, part and schedule;

(g) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(h) a reference to a party to an agreement or document (including this Deed) includes that party's successors, permitted substitutes and permitted assigns (and, where applicable, the party's legal personal representatives);

(i) a covenant, agreement or obligation on the part of two or more persons binds them jointly and each of them severally;

(j) a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it, and a regulation or statutory instrument issued under it;

(k) the recitals to this Deed are incorporated in and form part of this Deed;

(l) no provision of this Deed will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this Deed or that provision; and

(m) "includes" (and other grammatical forms of that word) is not a word of limitation.

1.3 Extent of releases

In this Deed, (including the recitals), unless the context otherwise requires:

(a) where a person (the "**First Person**") releases another person (the "**Second Person**") from any Claims in respect of a matter or thing, the First Person will be deemed to have released and forever discharged the Second Person from any and all Claims of every nature whatsoever and however arising which the First Person may now have or at any time thereafter might have or, but for the execution of this Deed, might have had against the Second Person arising out of or in any way connected with or incidental to that matter or thing;

(b) a release from Claims by or in favour of a Party extends to any Related Body Corporate of the Party and to the present and former officers, employees, directors, shareholders, consultants and agents from time to time of the Party and of any such Related Body Corporate;

(c) a release from Claims by or in favour of a person who is or was an officer, director, shareholder, consultant or agent of a corporation applies to that person personally and in that person's capacity as such officer, director, shareholder, consultant or agent; and

(d) a release and indemnity in favour of a person who is not a Party to this Deed is a right held on trust for the benefit of the person by any Party with whom the person has a relationship by virtue of which the person has the benefit of the release and indemnity.

2. CONDITION

(a) To the extent that the consent or approval of the Court is required to give effect to the terms of this Deed, this Deed is subject to and conditional upon the Court providing that consent or approval and Effective Date shall be the date that the Court provides its consent or approval; ***provided, however***, that if the payments and deliveries required to be made pursuant to clauses 3(a), 3(b) and 3(c) below are not made by the time required under each clause, then (unless such date shall be extended by a mutual written agreement of the Parties) this Deed shall immediately be deemed to be null and void, ***ab initio***, and without any further force or effect.

(b) For the avoidance of doubt, if the consent or approval of the Court is not required, then this Deed is not subject to and conditional upon the Court providing that consent or approval, and the Effective Date shall be the Execution Date.

3. TERMINATION AND MUTUAL RELEASE

In consideration of White Energy:

(a) paying to ASSAC on a date which shall be not later than 30 November 2009, an amount of (US)$2,500,000;

(b) paying to TAG Virgin Islands, Inc., on a date which shall be not later than 30 November 2009, an amount of (US)$625,000 in satisfaction of 50% of a

$1,250,000 line of credit granted by TAG to ASSAC pursuant to a funding agreement between TAG and ASSAC dated 16 December 2008; and

(c) as compensation for the anticipated loss of its (US) $5,725,000 investment in ASSAC warrants, and in consideration for funds previously advanced on behalf of ASSAC, granting to Noble Investment Fund, Ltd. by not later than 28 February 2010, options to acquire 750,000 fully paid ordinary shares in White Energy at an exercise price of AUS$3.65 per share (approximately 138% of the current market price of White Energy ordinary shares) with an expiry date of 31 October 2013 on White Energy's standard company terms,

and in consideration of ASSAC:

(d) paying to TAG Virgin Islands Inc, within ten days of its receipt of the funds referred to in clause 3(a) above, an amount of (US) $625,000 in satisfaction of 50% of a $1,250,000 line of credit granted by TAG to ASSAC pursuant to a funding agreement between TAG and ASSAC dated 16 December 2008,

on and from the Effective Date, the Parties agree the Merger Implementation Agreement is terminated and of no force or effect and release each other from all Claims and obligations in respect of:

(e) the Merger Implementation Agreement;

(f) the negotiation, entry into and performance of the Merger Implementation Agreement;

(g) any relationship between the Parties created by or arising out of or in connection with or as a result of entry into or performance of the Merger Implementation Agreement; and

(h) any Claim which was or could reasonably have been known to the Parties (or any of them) as at the date of this Deed arising out of or in any way connected with or incidental to the matters referred to in clauses 3(e), 3(f) and 3(g).

4. COVENANT NOT TO SUE, INDEMNITY AND ABSOLUTE BAR

4.1 Covenant not to sue

Each Party covenants in favour of each other Party and each other person in favour of whom a release is given under clause 3, that the first mentioned Party will not directly or indirectly:

(a) bring or pursue, procure that a third party bring or pursue, provide financial support for or otherwise support any Claim in any court or tribunal in respect of any matter which is the subject of a release under clause 3; and

(b) assert or continue to assert in relation to any matter the subject of a release under clause 3 any Claim against any other person, who, in turn, may or does assert a claim for contribution or indemnity or any claim in warranty against the second mentioned Party or any other person in favour of whom a release is given under clause 3.

4.2 Indemnity

Each Party will indemnify each other Party and each other person in favour of whom a release is given under clause 3 from and against any Costs and Liabilities arising from or in any way connected with a breach by the first mentioned Party of clauses 4.1(a) or (b).

4.3 Absolute bar

Any Party may plead and tender this Deed as an absolute bar and defence to any Claim commenced or continued by any other Party in breach of the terms of this Deed.

5. ACKNOWLEDGEMENT

Each Party acknowledges that:

(a) it enters into this Deed fully and voluntarily on its own information and investigation;

(b) it is aware that it, its legal advisers or other agents or advisers may discover facts different from or in addition to the facts it now knows or believes to be true with respect to the subject matter of this Deed; and

(c) it fully, finally, absolutely and forever settles according to the provisions of this Deed any and all Claims in respect of the matters the subject of a release under clause 3.

6. REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to each other Party that:

(a) it has the power, capacity and authority to enter into this Deed;

(b) this Deed is valid and binding on it; and

(c) it has not sold, assigned, granted or transferred to any other person or entity any Claim covered by the terms of this Deed.

7. GENERAL

7.1 Costs and stamp duty

Each Party will bear its own costs in respect of the negotiation, preparation, execution and delivery of this Deed. All Stamp Duty that may be payable on or in connection with this Deed will be paid by the Parties in equal shares.

7.2 Governing law and jurisdiction

This Deed is governed by the laws of New South Wales and each Party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales in connection with matters concerning this Deed.

7.3 **Further assurances**

Each Party must do and perform all further acts and execute and deliver all further documents (in a form and content reasonably satisfactory to that Party) required by law or reasonably requested by the other Parties to give effect to the terms of and matters contemplated by this Deed.

7.4 **Entire agreement**

This Deed contains the entire agreement and understanding between the Parties in respect of its subject matter and supersedes all prior agreements and understandings between the Parties in connection with it.

7.5 **Variation or modification**

No variation or modification of this Deed or any provision of it is valid or binding on a Party unless it is in writing and signed by all of the Parties.

7.6 **Severability of provisions**

Any provision of this Deed which is prohibited or unenforceable in any jurisdiction is, in that jurisdiction, ineffective to the extent of the prohibition or unenforceability. That does not affect the validity or enforceability of:

(a) that provision in any other jurisdiction; or

(b) the remaining provisions in that or any other jurisdiction.

7.7 **Enurement**

The provisions of this Deed will enure for the benefit of and be binding on the Parties and their respective successors, permitted substitutes and permitted assigns (and, where applicable, their legal personal representatives).

7.8 **Attorneys**

Each of the attorneys executing this Deed states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

7.9 **Counterparts**

This Deed may be entered into in any number of counterparts and by the Parties on separate counterparts, each of which when executed and delivered will be an original, but all of which will together constitute one and the same instrument.

EXECUTED by the Parties as a Deed.

EXECUTED BY	)
WHITE ENERGY COMPANY LIMITED	)
ACN 071 527 083	)
in accordance with the Corporations Act:	)

____

Director

____

Director/Secretary

EXECUTED BY	)
ASIA SPECIAL SITUATION ACQUISITION	)
CORP.	)
in accordance with its constituent	)
documents and Cayman Islands law:	)

____

Director

____

Director/Secretary